Exhibit 10.19

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

dated as of December 14, 2011

by and between

SUPERNUS PHARMACEUTICALS, INC.,

and

ROYALTY OPPORTUNITIES S.àr.I

i

Exhibits:

Exhibit 4.7	Documents and Information

Exhibit A	Principal Terms and Conditions of New Servicing Agreement

Exhibit B	Legal Opinion of Seller’s Counsel

Exhibit C	Consent to Sale and Waiver

Exhibit D	Joinder Agreement

v

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement, dated as of December 14, 2011, is by and between SUPERNUS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”) and ROYALTY OPPORTUNITIES S.àr.I, a Luxembourg société à responsabilité limitée (“Purchaser”).

BACKGROUND

A.          Seller, as the Class A Member of TCD ROYALTY SUB LLC, a Delaware limited liability company (“Royalty Sub”), is the holder of 100 units of limited liability company membership interest in Royalty Sub, which constitute all of the issued and outstanding economic ownership interests of Royalty Sub (the “Units”).

B.           Seller and OrbiMed Advisors LLC, a Delaware limited liability company and the investment manager of Purchaser, are parties to a Confidential Disclosure Agreement dated August 22, 2011 (the “NDA”).

C.           Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase from Seller, all of the Units on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1             Rules of Construction and Defined Terms.

(a) Defined Terms. The following terms, as used herein and in the New Servicing Agreement, shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or manager of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Voting Securities (on a fully diluted basis) of such Person or (b) to direct or cause the direction of the management and policies of such Person, whether through the ownership, directly or indirectly, of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Aggregate Purchaser Investment” means, as of any date of determination, an amount computed as the sum of (x) the Purchase Price, plus (y) the aggregate purchase price actually paid by Purchaser or any of its Affiliates to acquire, from an owner and holder thereof, a beneficial interest in one or more of the Notes then Outstanding, in one or more transactions prior to such date, if any, plus (z) the aggregate Redemption Price actually paid by Purchaser or any of its Affiliates to redeem any and all of the Notes then Outstanding pursuant to the provisions of Sections 3.10 and 3.11 of the Indenture, if any.

“Applicable Law” means, with respect to any Person, any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now in effect, applicable to such Person or any of its properties or assets.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Capital Securities” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such equity ownership or participation interest in such Person, and any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.

“Change of Control” means, with respect to the Seller (or any parent entity of the Seller), any transaction of merger, consolidation or amalgamation with, or, in the case of clause (b) below, a sale of all or substantially all of the assets of the Seller (or such parent entity) to, any other Person (a) if the Seller (or such parent entity) is the continuing or surviving entity or (b) if the Seller (or such parent entity) is not the continuing or surviving entity but the continuing or surviving entity shall have assumed all of the obligations of the Seller under the Transaction Documents, License Agreements, Residual License Agreements, Purchase and Sale Agreement, Servicing Agreement (if not then earlier terminated pursuant to Section 7.2) and New Servicing Agreement (if any) to which the Seller is a party immediately prior to such transaction.

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended.

“CollaGenex” means CollaGenex Pharmaceuticals, Inc., a Delaware corporation.

“CollaGenex Field” means prescription products containing as the active ingredient doxycycline and indicated for the treatment of periodontitis, acne, rosacea and/or dry eye.

“CollaGenex License Agreement” means that certain Development and Licensing Agreement dated as of June 10, 2002 between the Seller and CollaGenex, as amended by an

Amendment dated May 4, 2004 between the Seller and CollaGenex, a Second Amendment dated as of February 28, 2007 by and between the Seller and CollaGenex and a Third Amendment dated as of February 28, 2008 by and between the Seller and CollaGenex, and as supplemented by that certain letter agreement dated December 18, 2006 executed by CollaGenex and accepted and acknowledged by the Seller and that certain Consent Agreement dated February 28, 2008 executed by CollaGenex and the Seller, each as further amended or supplemented.

“CollaGenex Licensed Patents” means Licensed Patents (as defined in the CollaGenex License Agreement), including U.S. Patent 7,749,532, and any other continuation applications in the Data Room.

“CollaGenex Licensed Products” means Licensed Product (as defined in the CollaGenex License Agreement).

“CollaGenex Residual License Agreement” means that certain CollaGenex Residual License Agreement dated as of April 15, 2008 between the Seller and Royalty Sub, as amended or supplemented.

“Collection Account” has the meaning set forth in the Indenture.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (a) the sale of the Units by Seller to Purchaser and Purchaser’s delivery of the Purchase Price therefor, (b) the execution, delivery and performance of all of the documents, instruments and agreements to be executed, delivered and performed in connection herewith, and (c) the performance by the parties hereto of their respective covenants and obligations under this Agreement.

“Counterparties” means, collectively, Galderma and Endo and their respective Affiliates.

“Counterparty” means each of Galderma and Endo and its Affiliates.

“Data Room” means Seller’s electronic data room established in connection with the Contemplated Transactions to which Purchaser and its representatives have been granted access since October 27, 2011 and prior to the Effective Time.

“Dollar” or the sign “$” means lawful money of the United States.

“Effective Time” shall have the meaning set forth in Section 2.4.

“Endo” means Endo Pharmaceuticals, Inc., a Delaware corporation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Field” means the Indevus Field or the CollaGenex Field, as the case may be.

“GAAP” means generally accepted accounting principles in effect in the U.S. from time to time.

“Galderma” means Galderma Laboratories, Inc., a Delaware corporation.

“Generic Formulation” means any product that is “AB rated” to the Licensed Products as defined by United States Food and Drug Administration regulations.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” when used as a verb has a corresponding meaning.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (a) all indebtedness of such Person for borrowed money or other similar monetary obligations, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person as an account party in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (d) all the obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than 90 days after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising funds to acquire such property or service, (e) all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement that have been (or, in accordance with GAAP, should be) classified as capitalized leases, (f) all Guarantees of such Person in respect of any of the foregoing, (g) all monetary obligations of such Person with respect to any interest rate hedge, cap, floor, swap, option or other interest rate hedge agreement, (h) all Indebtedness (as defined in clauses (a) through (g) of this definition) of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (i) all Indebtedness (as defined in clauses (a) through (g) of this definition) of other Persons Guaranteed by such Person.

“Indenture” means that certain indenture, dated as of April 15, 2008, between Royalty Sub and the Trustee, as amended or supplemented.

“Independent Member” means BSCS2008-2, Inc. or its successor as holder of the Class B membership interest in Royalty Sub.

“Indevus” means Indevus Pharmaceuticals, Inc., a Delaware corporation.

“Indevus Field” means all pharmaceutical uses of trospium chloride, the chemical compound whose specific chemical name is 3-alpha-benziloyloxynortropane-8-sprio-l’- pyrrolidinium chloride, or any other trospium salt, alone or in combination with other active ingredients.

“Indevus License Agreement” means that certain Development and License Agreement dated as of March 11, 2003 between the Seller and Indevus, as supplemented by that certain Consent and Agreement dated March 7, 2008 executed by Indevus and the Seller, as amended or further supplemented.

“Indevus Licensed Patents” means Licensed Patents (as defined in the Indevus License Agreement).

“Indevus Licensed Products” means Licensed Product(s) (as defined in the Indevus License Agreement).

“Indevus Residual License Agreement” means that certain Indevus Residual License Agreement dated as of April 15, 2008 between the Seller and Royalty Sub, as amended or supplemented.

“Knowledge” means the actual knowledge on the Closing Date of (a) Jack A. Khattar, President, Chief Executive Officer and Director of the Seller and Manager of the Royalty Sub, (b) Peter Buzy, Senior Vice President and Chief Financial Officer of the Seller, and (c) Padmanabh P. Bhatt, Ph.D., Vice President—Pharmaceutical Sciences of the Seller.

“License Agreements” means each of the Indevus License Agreement and the CollaGenex License Agreement.

“Licensed IP” means the SLI Intellectual Property and the SLI Technology.

“Licensed Patents” means the CollaGenex Licensed Patents and the Indevus Licensed Patents.

“Licensed Products” means the Indevus Licensed Products and the CollaGenex Licensed Products and, for the avoidance of doubt, includes the Products.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale, any sale with recourse against the Royalty Sub or any agreement to give any security interest.

“Loan and Security Agreement” means the Loan and Security Agreement, dated as of January 26, 2011, by and among Seller, as Borrower, Oxford Finance LLC, as Collateral Agent and Lender, and the other Lenders thereto, together with all exhibits and schedules thereto, as amended or supplemented.

“Loss” means any loss, cost, charge, expense, interest, fee, payment, demand, liability, claim, action, proceeding, penalty, fine, damages, judgment, order or other sanction, other than Taxes.

“Manager” means Jack A. Khattar, in his capacity as manager of Royalty Sub, and any successor thereto, having been appointed in accordance with this Agreement.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or would reasonably be expected to have, a material adverse effect, in any respect, on (a) the legality, validity or enforceability of any of the Transaction Documents or the License Agreements, (b) the right or ability of Seller (or any permitted assignee) to perform any of its obligations under any of the Transaction Documents, the Note Documents or the License Agreements or to consummate the transactions contemplated hereunder or thereunder, or (c) the value of the Royalty Sub’s Assets, the value of the License Agreements or the value of the Residual License Agreements; in each case, except to the extent such result, occurrence, fact, change, event or effect results from: (1) changes in general, local, domestic, foreign or international economic conditions, to the extent that such result, occurrence, fact, change, event or effect does not adversely affect Seller, its Affiliates or the Counterparties in a disproportionate manner; (2) changes affecting generally the industries or markets in which Seller, its Affiliates or the Counterparties operate, to the extent that such result, occurrence, fact, change, event or effect does not adversely affect Seller, its Affiliates or the Counterparties in a disproportionate manner; (3) acts of war, sabotage or terrorism, military actions or the escalation thereof; or (4) changes in GAAP.

“Milestone Payment” shall have the meaning set forth in Section 2.2(b).

“New Servicing Agreement” has the meaning set forth in Section 7.2.

“Noteholder” has the meaning set forth in the Purchase and Sale Agreement.

“Note Documents” means the Purchase and Sale Agreement and the other Transaction Documents (as defined in the Purchase and Sale Agreement), in each case, as amended or supplemented.

“Notes” has the meaning set forth in the Purchase and Sale Agreement.

“Notices” means notices, demands, certificates, requests, directions, instructions and communications.

“Outstanding” means (a) with respect to the Notes of any class at any time, all Notes of such class theretofore authenticated and delivered by the Trustee except (i) any such Notes cancelled by, or delivered for cancellation to, the Trustee, (ii) any such Notes, or portions thereof, for the payment of principal of and accrued and unpaid interest on which moneys have been distributed to Noteholders by the Trustee and any such Notes, or portions thereof, for the payment or redemption of which moneys in the necessary amount have been deposited in the Redemption Account for such Notes; provided, that, if such Notes are to be redeemed prior to the maturity thereof in accordance with the requirements of Section 3.10 of the Indenture, written notice of such Redemption shall have been given and not rescinded as provided in Section 3.11 of the Indenture, or provision satisfactory to the Trustee shall have been made for giving such written notice, and, if Redemption does not occur, then this clause (ii) ceases to apply as of the Payment Date that was supposed to be the date of Redemption, and (iii) any such Notes in exchange or substitution for which other Notes, as the case may be, have been authenticated and delivered, or which have been paid pursuant to the terms of the Indenture (unless proof satisfactory to the Trustee is presented that any of such Notes is held by a Person in whose hands such Note is a legal, valid and binding obligation of the Royalty Sub), and (b) when used with respect to any other evidence of Indebtedness, at any time, any principal amount thereof then unpaid and outstanding (whether or not due or payable). Capitalized terms used but not defined in this paragraph shall have the respective meanings given them in the Indenture.

“Permitted Lien” means (a) any lien for Taxes, assessments and governmental charges or levies not yet due and payable or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the relevant Person, (b) any Lien created in favor of the Trustee pursuant to the Note Documents, and (c) any other Lien expressly permitted under the Note Documents.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Pledge and Security Agreement” means that certain pledge and security agreement, dated as of April 15, 2008, made by the Seller to the Trustee, as amended or supplemented.

“Pledge to Trustee” the pledge and first priority security interest in all of the Seller’s right, title and interest in, to and under the Units and certain other assets and properties of Seller granted to the Trustee pursuant to the Pledge and Security Agreement.

“Proceeds” means, as of any date of determination, an amount computed as the sum of (x) the gross amount of any proceeds actually received by Purchaser or any of its Affiliates as of such date from any transaction that liquidates, refinances or otherwise monetizes the equity interests in Royalty Sub or the Notes, less any (i) transfer Taxes actually incurred as a result of consummating any such transaction, and (ii) amounts actually incurred as a commission or broker’s fee as a result of the closing of any such transaction, plus (x) any Royalty Payments actually received by Purchaser or any of its Affiliates as of such date, plus (y) any interest or principal payments actually received by Purchaser or any of its Affiliates in respect of any Notes owned and held by Purchaser or any of its Affiliates, if any, as of such date.

“Products” means Sanctura® XR, a once daily oral formulation of trospium chloride indicated for the treatment of an overactive bladder, and Oracea®, a once-daily oral formulation of doxycycline indicated for the treatment of inflammatory lesions (papules and pustules) or rosacea in adult patients.

“Purchase and Sale Agreement” means that certain purchase and sale agreement dated as of April 15, 2008 between Seller (as “Parent”) and Royalty Sub (as “Issuer”) pursuant to which

Seller sold to Royalty Sub, and Royalty Sub purchased from Seller, the Royalty Sub’s Assets, as amended or supplemented.

“Replacement Royalty Payments” means, in the event that either License Agreement terminates and Seller, using commercially reasonable efforts, is able to commercialize the relevant Licensed Products either by itself or in an arrangement with one or more third Persons in further licensing of the related Licensed IP (or any portion thereof), as such rights may revert back to the Seller under and subject to the terms and conditions of the relevant License Agreement, in the Indevus Field or the CollaGenex Field, as the case may be, in the Territory, any royalties net of customary deductions, that may arise from such use of the Licensed IP (or any portion thereof) to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported the relevant Licensed Products in the Indevus Field or the CollaGenex Field, as the case may be, payable by Seller or any other Person to Royalty Sub pursuant to the Residual License Agreements. Notwithstanding the foregoing, if a License Agreement terminates and Seller commercializes the relevant Licensed Product by itself, either directly or through any contract sales force, then Replacement Royalty Payments shall only be an amount equivalent to the royalty that would have been payable to the relevant Counterparty, net of all deductions and adjustments, if such License Agreement (as of the date of such termination) were still in effect and such commercialization was effected by such Counterparty.

“Residual License” has the meaning set forth in Section 2.2 of each Residual License Agreement.

“Residual License Agreements” means the Indevus Residual License Agreement and the CollaGenex Residual License Agreement.

“Royalty Payments” means (i) all royalties, milestone payments or licensing fees paid, owed, accrued or otherwise required to be paid by Counterparties to the Seller or the Royalty Sub, as the case may be, pursuant to, and subject to the terms and conditions of, the License Agreements, (ii) any amounts payable to or retained by the Seller under the License Agreements in respect of third party infringement (after taking into account and first deducting costs and expenses of the Seller and Counterparties in prosecuting such infringement), (iii) any amounts required to be reimbursed or refunded to Royalty Sub following the offset described in Section 9.3.6 of the Indevus License Agreement for any application against royalties by Indevus of the fees and expenses described in Section 9.3.6 of the Indevus License Agreement, and (iv) any additional royalty payments paid to the Seller or the Royalty Sub, as the case may be, in connection with any amendment, restatement, supplement, modification, waiver or replacement of the License Agreements.

“Royalty Sub” means TCD Royalty Sub LLC, a Delaware limited liability company.

“Royalty Sub Operating Agreement” means the limited liability company agreement of the Royalty Sub, dated as of April 15, 2008, as amended or supplemented.

“Royalty Sub Organizational Documents” means the certificate of formation of the Royalty Sub dated as of February 19, 2008, as amended, and the Royalty Sub Operating Agreement.

“Royalty Sub’s Assets” means the “Purchased Assets”, as defined in the Purchase and Sale Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” means Supernus Pharmaceuticals, Inc., a Delaware corporation (as successor-in-interest to Shire Laboratories Inc., a Delaware corporation).

“Seller Organizational Documents” means the amended and restated certificate of incorporation of the Seller dated February 3, 2006 and the by-laws of the Seller dated as of March 30, 2005, in each case, as amended or supplemented.

“Servicer” means the Seller, acting in its capacity as servicer pursuant to the Servicing Agreement (or any other Person appointed by the Royalty Sub to succeed the Seller as such or any successor thereto).

“Seller Shortfall” means the amount, if any, payable by the Seller to the applicable Counterparty pursuant to the License Agreements that is due and payable but that has not been paid by the Seller.

“Seller Shortfall Payment” means any payment made by Royalty Sub, its Affiliates (other than any Affiliate of Seller) or, so long as the Notes remain Outstanding, the Trustee, in respect of any Seller Shortfall.

“Services” means the services to be performed by the Servicer pursuant to the Servicing Agreement.

“Servicing Agreement” means the servicing agreement dated as of April 15, 2008 between Royalty Sub and the Seller, as amended or supplemented.

“Shire APA” means the Asset Purchase and Contribution Agreement, dated as of December 22, 2005, among Seller, Shire Laboratories Inc. and Shire PLC, together with all exhibits and schedules thereto, as amended or supplemented.

“SLI Intellectual Property” has the meaning set forth in the Indevus License Agreement.

“SLI Technology” has the meaning set forth in the CollaGenex License Agreement.

“Subject Counterparty” means CollaGenex, with respect to the CollaGenex Residual License Agreement, and Indevus, with respect to the Indevus Residual License Agreement.

“Subject Field” means the CollaGenex Field, with respect to the CollaGenex Residual License Agreement, and the Indevus Field, with respect to the Indevus Residual License Agreement.

“Subject Licensed Patents” means the CollaGenex Licensed Patents, with respect to the CollaGenex Residual License Agreement, and the Indevus Licensed Patents, with respect to the Indevus Residual License Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) now or hereafter imposed, levied, collected, withheld or otherwise assessed by the U.S. or by any state, local, foreign or other Governmental Authority (or any subdivision or agency thereof) or other taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth and similar charges and taxes or other charges in the nature of excise, deduction, withholding, ad valorem, stamp, transfer, value added, taxes on goods and services, escheat, gains taxes, license, registration and documentation fees, customs duties, tariffs and similar charges, (ii) liability for such a tax that is imposed by reason of U.S. Treasury Regulation Section 1.1502-6 or similar provision of law and (iii) liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (i) or clause (ii).

“Territory” means worldwide.

“Transaction Documents” means the Unit Purchase Agreement, together with all exhibits and schedules thereto, the Consent to Sale and Waiver and the Joinder Agreement.

“Trustee” means U.S. Bank National Association, a national banking association, as initial trustee of the Notes under the Indenture, and any successor appointed in accordance with the terms of the Indenture.

“Upfront Payment” shall have the meaning set forth in Section 2.2(a).

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“U.S. Treasury” means the U.S. Department of the Treasury.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

(b)           Rules of Construction. Unless the context otherwise requires, in this Agreement:

(i)        A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(ii)       Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(iii)      The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(iv)     References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof and include any Annexes, Exhibits and Schedules attached thereto, and the provisions thereof apply to successive events and transactions.

(v)      References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(vi)      References to any Person shall be construed to include such Person’s successors and permitted assigns.

(vii)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(viii)   The words “hereof’, “herein”, “hereunder” and similar terms when used in this Agreement or any Transaction Document (or other document) shall refer to this Agreement or such Transaction Document (or other document) as a whole and not to any particular provision hereof or thereof, and Article, Section, Annex, Schedule and Exhibit references herein and therein are references to Articles and Sections of, and Annexes, Schedules and Exhibits to, the relevant Transaction Document (or other document) unless otherwise specified.

(ix)      In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(x)       References to the Notes include the terms and conditions in the relevant Note Document (or other document) applicable to the Notes, and any reference to any amount of money due or payable by reference to the Notes shall include any sum covenanted to be paid by the Royalty Sub under the relevant Note Document (or other document) in respect of the Notes.

(xi)      References to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security shall be deemed to include, in respect of any jurisdiction other than the State of Delaware, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security available or appropriate in such jurisdiction as shall most nearly approximate such action, remedy or method of judicial proceeding described or referred to in the relevant Transaction Document (or other document).

(xii)     Where any payment is to be made, any funds are to be applied or any calculation is to be made under any Transaction Document (or other document) on a day that is not a Business Day, unless any Transaction Document (or other document) otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the next succeeding Business Day, and payments shall be adjusted accordingly, including interest unless otherwise specified.

ARTICLE II
SALE AND PURCHASE OF UNITS

Section 2.1             Agreement to Sell and Purchase Units. On the terms and subject to the conditions set forth herein, for the consideration specified in Section 2.2, at the Effective Time, Seller shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase from Seller, all of the Units. Purchaser expressly acknowledges that it is purchasing and acquiring the Units subject to the Pledge to Trustee.

Section 2.2             Purchase Price. The purchase price for the Units (the “Purchase Price”) shall be Thirty Million Dollars ($30,000,000), and shall be paid to the Seller by wire transfer in accordance with instructions delivered to Purchaser by Seller prior to or at the Closing, as follows:

(a)           Twenty Seven Million Dollars ($27,000,000) on the Closing Date (the “Upfront Payment”); and

(b)           Three Million Dollars ($3,000,000) (the “Milestone Payment”) within ten (10) Business Days after the satisfaction of either:

(i)        as of any date of determination, (x) Purchaser having actually received as of such date aggregate Royalty Payments equal to at least Thirty Five Million One Hundred Thousand Dollars ($35,100,000), (y) Purchaser not having entered into any transaction that liquidates, refinances or otherwise monetizes the equity interests in Royalty Sub or the Notes as of such date, and (z) no Generic Formulation having entered the market in the Territory as of such date; or

(ii)       as of any date of determination, Purchaser having actually received as of such date aggregate Proceeds in excess of the Aggregate Purchaser Investment from any transaction that liquidates, refinances or otherwise monetizes the equity interests in Royalty Sub or the Notes.

Section 2.3             Retained Obligations of Seller. Seller expressly acknowledges and agrees that it remains bound by and will comply with all obligations under the Purchase and Sale Agreement, the Residual License Agreements, the Servicing Agreement and the other Note Documents and License Agreements to which it is a party following the Effective Time and so long as any of the Notes are Outstanding, subject in each case to the covenants set forth in Section 5.1.

Section 2.4             Closing; Effective Time.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”), at the offices of Saul Ewing LLP, 1919 Pennsylvania Avenue, N.W., Suite 550, Washington, D.C. 20006-3434. The effective time of the Closing on the Closing Date is referred to in this Agreement as the “Effective Time”.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Purchaser to enter into and perform its obligations under this Agreement, Seller hereby represents and warrants to the Purchaser except as set forth in the disclosure schedule (with specific reference to the section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Seller to Purchaser simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), the following as of the Closing Date (or such earlier date expressly specified herein):

Section 3.1             Organization of Seller. Seller is a corporation duly organized, is validly existing and is in good standing under the laws of the State of Delaware; it has all licenses, permits, franchises and governmental authorizations necessary to carry on its business as now being conducted except where the failure to have the same does not have or would not be reasonably expected to result in a Material Adverse Effect; it is duly licensed or qualified to do business in good standing in each jurisdiction in which such qualification is required by Applicable Law, except where such failure to qualify does not have or would not be reasonably expected to result in a Material Adverse Effect; it has the full power, right and authority to own the property it purports to own and to carry on its business as presently conducted, and to execute, deliver and perform all of its covenants, agreements and obligations under this Agreement, each other instrument to be delivered by it pursuant to this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by it; each of the Transaction Documents to which it is a party (including this Agreement) has been duly executed and delivered by it and constitutes its valid and binding agreement, enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity; and all requisite action has been taken by it to make this Agreement and each of the other Transaction Documents to which it is a party valid and binding upon it.

Section 3.2             Organization of Royalty Sub; Management; Tax Status. Royalty Sub is a limited liability company duly organized, is validly existing and is in good standing under the laws of the State of Delaware; it has all licenses, permits, franchises and governmental authorizations necessary to carry on its business as now being conducted; it is duly licensed or qualified to do business in good standing in each jurisdiction in which such qualification is required by Applicable Law, except where such failure to qualify does not have or would not be reasonably expected to result in a Material Adverse Effect; it has the full power, right and authority to own the property it purports to own, and to carry on its business as presently conducted and as proposed to be conducted. The Manager of Royalty Sub is Jack A. Khattar, and no successor thereto has been appointed in the capacity as manager of Royalty Sub. The consummation of the Contemplated Transactions has no effect in any way on Royalty Sub’s right to remove or replace the Manager pursuant to Section 6.4 of the Royalty Sub Operating Agreement. Royalty Sub is and has always been classified as an entity disregarded from its owners for U.S. federal income tax purposes.

Section 3.3             Capitalization of Royalty Sub, Ownership of Units; Indebtedness.

(a)           The Units constitute all of the issued and outstanding economic membership interest in Royalty Sub, and have been duly authorized and validly issued. The Units are held of record, and beneficially owned, exclusively by the Seller, free and clear of any Liens other than the Pledge to Trustee.

(b)           Other than the Pledge and Security Agreement, Seller is neither a party to any contract, agreement or undertaking that could require Seller to sell, transfer or otherwise dispose of any Units other than this Agreement, nor is it a party to any contract, agreement or undertaking that could require Seller to pledge any Units. Seller is not a party to any other contract, agreement or undertaking with respect to any economic membership interest in Royalty Sub.

(c)           Royalty Sub has not incurred, created, issued, assumed, guaranteed or otherwise become liable for or with respect to, or become responsible for, the payment or performance of, contingently or otherwise, Indebtedness other than Indebtedness in respect of the Notes, and no steps are being taken by Seller or Royalty Sub to cause Royalty Sub to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment or performance of, contingently or otherwise, Indebtedness other than Indebtedness in respect of the Notes.

(d)           As of the Closing Date, the outstanding principal amount of the Notes in the aggregate is $74,453,490.22, and the trustee of the Notes is U.S. Bank National Association.

(e)           Neither Royalty Sub nor, to Seller’s Knowledge, the Manager, has received any written Notice of resignation, or the intention to resign, as trustee of all or any classes of Notes from the Trustee, and Seller has no Knowledge that any such Notice is pending. Royalty Sub has not consented, or received any instrument or written request to consent, to the removal of the Trustee as to all or any of the classes of Notes. Neither Royalty Sub nor, to Seller’s Knowledge, the Manager, has received any written Notice from any Noteholder indicating any intention to remove the Trustee as to all or any of the classes of Notes. To Seller’s Knowledge, neither Royalty Sub nor the Manager has taken any steps in accordance with Section 7.1 of the Indenture to remove the Trustee as to all or any classes of Notes.

(f)            With respect to each class of Notes, no terms, conditions, rights or preferences (or limitations on any such rights or preferences) relating to such Notes have been amended, modified, altered or supplemented, in accordance with Article IX of the Indenture or otherwise, since the date on which such Notes were issued, and Seller has no Knowledge that any such amendment, modification, alteration or supplementation is pending. To Seller’s Knowledge, neither the Trustee nor any Noteholder has indicated any intention to amend, modify, alter or supplement any of the terms, conditions, rights or preferences (or limitations on any such rights or preferences) relating to any class of Notes. To Seller’s Knowledge, no amendment, modification, alteration or supplementation of any of the other Note Documents is pending, and neither the Trustee nor any Noteholder has indicated any intention to amend, modify, alter or supplement any of the other Note Documents.

(g)           The consummation of the Contemplated Transactions has no effect in any way on Royalty Sub’s right to redeem the Notes prior to maturity thereof in accordance with the requirements of Section 3.10 of the Indenture and the procedures of Section 3.11 of the Indenture.

Section 3.4         Limitations on Independent Member’s Interest. The Independent Member has no interest in the profits, losses or capital of Royalty Sub, has no right whatsoever to receive distributions or to share in the profits or losses of Royalty Sub, and except as expressly provided in the Royalty Sub Organizational Documents, has no right to vote on, consent to or approve any action of Royalty Sub or the Manager.

Section 3.5         Royalty Sub Has No Subsidiaries. Royalty Sub has no Subsidiaries, and does not own, of record or beneficially, any Capital Securities of any other Person.

Section 3.6         Right to Sell the Units. The Seller has full right, power and authority to sell, transfer, convey and assign the Units to the Purchaser, subject to the Pledge to Trustee. Upon the sale, transfer, conveyance and assignment by Seller of the Units to Purchaser, Purchaser will acquire and shall have record and beneficial ownership of the Units free and clear of all Liens other than the Pledge to Trustee.

Section 3.7         Governmental Authorization. The execution and delivery by Seller of the Transaction Documents, the validity and enforceability of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation of any of the Contemplated Transactions do not require any consent, approval, license, order, authorization, registration, declaration or filing with, by or of any Governmental Authority, any Notice to any Governmental Authority or any other action by any Governmental Authority.

Section 3.8         Third Party Consents. Except as disclosed in the deliverables referenced in Section 6.1(a) and Section 6.2(b) of this Agreement, the execution and delivery by Seller of the Transaction Documents, the validity and enforceability of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation of any of the Contemplated Transactions, including the right of Purchaser to own the Units or any action to be taken by Royalty Sub in furtherance of its ownership of the Royalty Sub’s Assets, do not require any consent, approval, license, order, authorization, registration, declaration or filing with, by or of any Person (other than a Governmental Authority), any Notice to any Person (other than a Governmental Authority) or, except as expressly described in Sections 7.1, 7.2 and 7.3 solely with respect to the transactions contemplated thereunder, any other action by any Person (other than a Governmental Authority).

Section 3.9         No Conflicts. Except as disclosed in the deliverables referenced in Section 6.1(a) and Section 6.2(b) of this Agreement, none of the execution and delivery of any of the Transaction Documents by Seller or Royalty Sub, the performance or consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby by Seller or Royalty Sub does or will: (i) conflict with, result in a breach or violation of, constitute a default under, accelerate the performance under (with due notice or lapse of time or both), result in a required prepayment under or result in or require the creation of any Lien upon any of Seller’s or Royalty Sub’s properties or assets (including the Royalty Sub’s Assets) under any term or provision of (A) any Applicable Law, judgment or decree to which Seller, Royalty Sub or any of their respective properties or assets (including the Royalty Sub’s Assets) is subject or bound, (B) the Seller Organizational Documents, (C) the Royalty Sub Organizational Documents, (D) either of the License Agreements, (E) any of the Note Documents, (F) the Shire APA, (G) the Loan and Security Agreement, or (H) any other agreement, contract or instrument, including any indenture, credit agreement, lease or license, or any deed or other instrument of conveyance, to which Seller, Royalty Sub or any of their respective properties or assets (including the Royalty Sub’s Assets) is subject or bound; or (ii) relieve any Counterparty of any of its obligations under the License Agreements or enable any Counterparty to terminate or suspend any License Agreement or any of its obligations thereunder.

Section 3.10       Ownership of Royalty Sub’s Assets. Royalty Sub is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Royalty Sub’s Assets, subject to the Liens pursuant to the Indenture. Except as required under the Indenture, neither Seller nor Royalty Sub has pledged, sold, transferred, conveyed, assigned, contributed, delivered or granted, directly or indirectly, the Royalty Sub’s Assets to any other Person, or agreed to do.

Section 3.11       Broker’s Fees. Neither Seller nor Royalty Sub has taken any action that would entitle any Person other than Morgan Stanley & Co. Incorporated (whose fees shall be paid by Seller) to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.12       No Impairment. Other than the creation of the Liens on the Royalty Sub’s Assets pursuant to the Indenture, neither Seller nor Royalty Sub has taken any action to impair Royalty Sub’s rights in the Royalty Sub’s Assets.

Section 3.13       Taxes. Each of Seller and Royalty Sub has filed (or caused to be filed) all tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes required to be paid by it, except any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with

GAAP have been set aside on its books, and it has never filed any tax return or report under any name other than its exact legal name. Neither Seller nor Royalty Sub has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Royalty Sub is not a party to any Tax allocation or sharing agreement.

Section 3.14       Compliance with Applicable Laws. Each of Seller and its Subsidiaries (including Royalty Sub) is in compliance with the requirements of all Applicable Laws, a breach of any of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

Section 3.15      Licenses. Each of Seller and its Subsidiaries (including Royalty Sub) has obtained all licenses, permits, franchises and other governmental authorizations necessary for the ownership of its respective properties or to the conduct of its respective business that, if not obtained, would be reasonably expected to have a Material Adverse Effect.

Section 3.16      Orders. With respect to each of Seller and its Subsidiaries (including Royalty Sub), there is no order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority to which it is subject, and neither the Seller nor any of its Subsidiaries is in violation of any of the foregoing, that, in each case under this Section 3.16, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

Section 3.17       Litigation. There is no action, claim, demand, suit, citation, summon, subpoena, arbitration, proceeding or regulatory or governmental inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, at law or in equity, pending or, to its Knowledge, threatened, by any Governmental Authority or any other Person against Seller or any of its Subsidiaries (including Royalty Sub), in each case, (i) relating to or affecting the Licensed IP or the Royalty Sub’s Assets or (ii) that would prevent or seek to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, including the right of Purchaser to own the Units or any action to be taken by Royalty Sub in furtherance of its ownership of the Royalty Sub’s Assets.

Section 3.18       No Breach of Agreement. With respect to each of Seller and its Subsidiaries (including Royalty Sub), neither it nor any of its Subsidiaries is in breach or default under or in violation of either License Agreement, any of the Note Documents, the Loan and Security Agreement, the Shire APA or any other agreement, including any indenture, credit agreement, lease or license, or any deed or other instrument of conveyance to which it or its property is subject, or subject to or in violation of any statute, order or regulation of any Governmental Authority having jurisdiction over it, that, in each case under this Section 3.18 (other than in respect of breaches, defaults or violations of either License Agreement), has or would be reasonably expected to have a Material Adverse Effect.

Section 3.19       License Agreements. (i) Each of the License Agreements is in full force and effect, (ii) the License Agreements are valid and legally binding and enforceable against the Seller and, to the Knowledge of the Seller, all other parties thereto, in accordance with its terms, (iii) there are no waivers or, to the Seller’s Knowledge, any pending request therefor, by any Counterparty in respect of the License Agreements, (iv) the Seller is not in breach or default under or violation of any provision of either License Agreement (including with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents) and, to Seller’s Knowledge, no other party to either License Agreement is in breach or default thereunder or in violation thereof, (v) the Seller has not granted any consent or waiver under, or agreed to any modification to, the License Agreements and has not released the applicable Counterparty, in whole or in part, from any of its obligations under the License Agreements that would be reasonably likely to have a Material Adverse Effect, (vi) neither Seller nor any of its Affiliates has received any Notice from any Counterparty challenging the validity, enforceability or interpretation of either License Agreement or any obligation to pay Royalty Payments or any other payments thereunder, (vii) Seller has not notified any Counterparty of any claims for indemnification under either License Agreement, and neither Seller nor any of its Affiliates has received any Notice from any Counterparty of any claims for indemnification under either License Agreement, and (viii) neither the Seller nor Royalty Sub has filed or caused to be filed a United States Return of Partnership Income Form (Form 1065) with respect to any relationship pursuant to either License Agreement or any other written or oral arrangement related to such License Agreement or received a Schedule K-1 with respect thereto.

Section 3.20           No Termination of License Agreement. (i) No Counterparty has given any written Notice of termination of or the intention to terminate either License Agreement to the Seller or any of its Affiliates, (ii) the Seller has no Knowledge of any intention of any Counterparty to terminate either License Agreement, (iii) neither Seller nor any of Seller’s Affiliates has given any Notice of termination of or the intention to terminate either License Agreement, and (iv) to the Seller’s Knowledge, no event has occurred that would give rise to a right of any Counterparty or the Seller to terminate either License Agreement, whether as of the Closing Date or because of events or occurrences existing on or before the Closing Date, including with respect to the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents.

Section 3.21           Licensed IP. The Seller is the exclusive owner of all right, title and interest in, to and under, or has licensed or obtained rights to, the Licensed IP free and clear of all Liens and other than pursuant to the License Agreements, no third Person has any license, claim or other right or interest in or to the Licensed IP; and the Licensed IP constitutes all of the intellectual property owned or licensed by the Seller or any of its Affiliates necessary for the sale of the Licensed Products in the Indevus Field or the CollaGenex Field, as the case may be. Sanctura® XR is a Licensed Product under the Indevus License Agreement and Oracea® is a Licensed Product under the CollaGenex License Agreement. SLI Know-How (as defined in the Indevus License Agreement) is being used by Indevus in connection with the manufacture and sale of Sanctura® XR; SLI Know-How (as defined in the CollaGenex License Agreement) is being used by CollaGenex in connection with the manufacture and sale of Oracea®. The date of first commercial sale of Sanctura XR® is January 2, 2008. There are no unpaid maintenance or renewal fees payable by Seller or any of its Affiliates, or by any Counterparty, that are currently overdue in respect of any of the Licensed Patents, and none of the Licensed Patents have lapsed, expired, been abandoned or been cancelled. To the Knowledge of the Seller, each of Seller’s rights in the Licensed IP is valid and enforceable.

Section 3.22           No Infringement of Third Person’s IP. To the Knowledge of the Seller, the manufacture, use, sale, offer for sale or importation of the Licensed Products do not in any way infringe, directly or indirectly, literally or under the doctrine of equivalents, upon any third Person’s patents or patent applications or constitute a misappropriation or other violation of a third Person’s trade secrets or other intellectual property rights; no claims have been made or, to the Knowledge of Seller, threatened, and neither the Seller nor any of its Affiliates has received any Notice in writing, and Seller otherwise has no Knowledge of any facts, which have, or reasonably should have, led the Seller to suspect that the manufacture, use, sale, offer for sale or importation of such Licensed Products does infringe (directly or indirectly, literally or under the doctrine of equivalents), misappropriate or otherwise violate any patent, patent application, trade secret or other intellectual property right of any third Person.

Section 3.23           No Infringement By Third Person. To the Seller’s Knowledge, there is no third Person currently infringing, misappropriating or otherwise violating, in any respect, any of the Licensed IP or any claims pending in the U.S. patent applications existing as of the date hereof. Neither Seller nor any of its Affiliates has received any notification under the provisions of the Federal Food, Drug and Cosmetics Act, as amended, indicating that a third Person has filed an abbreviated new drug application or application under Section 505(b)(2) of such Act. Seller has not received any paragraph IV certifications by a third Person related to their application, whether formally or informally, to the FDA seeking approval of a Generic Formulation.

Section 3.24           No Assignment of Counterparty Rights Under License Agreements; Sublicenses. The Seller has not consented to any assignment by either Counterparty of such Counterparty’s rights or obligations under the License Agreements and, to the Knowledge of the Seller, except for any sublicenses, no such Counterparty has assigned any of its rights or obligations under the License Agreements to any Person. To the Knowledge of the Seller, (i) other than sublicenses with Allergan, Inc., Rottapharm (Madaus) and MediGene AG, there are no sublicenses entered into by either Counterparty in respect of such Counterparty’s licenses under its respective License Agreement; (ii) Galderma has reacquired all of MediGene AG’s rights under the CollaGenex License Agreement and the CollaGenex Residual License Agreement; (iii) Galderma acquired all rights to the CollaGenex License Agreement and the CollaGenex Residual License Agreement pursuant to its acquisition of CollaGenex; and (iv) Endo acquired all rights to the Indevus License Agreement and the Indevus Residual License Agreement pursuant to its acquisition of Indevus.

Section 3.25           Data Room; Other Agreements. Correct and complete copies of each of the License Agreements, the Note Documents, the Royalty Sub Organizational Documents, the Seller Organizational Documents, the Loan and Security Agreement and the Shire APA have been provided by the Seller in the Data Room not less than two (2) Business Days prior to the Closing Date and have not been removed at or prior to the Effective Time, each of which has not been amended, supplemented or modified in any way, except as set forth in such copies thereof. Except for the License Agreements, the Note Documents, the Loan and Security Agreement and the Shire APA: (i) neither the Seller nor any of its Affiliates (including the Royalty Sub) is party to any agreement with any Person in respect of the Licensed Products or the Licensed IP in the Indevus Field or the CollaGenex Field, as the case may be, and (ii) neither the Seller nor any of its Affiliates (including the Royalty Sub) has any royalty or other payment obligations in respect of the Licensed Products or the Licensed IP in the Indevus Field or the CollaGenex Field, as the case may be.

Section 3.26           No Material Liabilities. Other than the Pledge to Trustee and Royalty Sub’s obligations under the Notes, there are no material liabilities of Seller or its Affiliates (including Royalty Sub) relating to or affecting the Units or Royalty Sub’s Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.

Section 3.27           Full Disclosure. No representation or warranty made by Seller in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make such statement, in light of the circumstances in which it was made or omitted, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

Section 4.1             Organization. Purchaser is a Luxembourg private limited liability company (société à responsabilité limitée), duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg and has all powers and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities required to carry on its business as now being conducted except where the failure to have the same does not have or would not be reasonably expected to result in a Material Adverse Effect.

Section 4.2         Purchaser Authorization. Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by Purchaser, and each Transaction Document constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.3             Governmental and Third Party Authorizations. The execution and delivery by Purchaser of the Transaction Documents, the validity and enforceability of the Transaction Documents and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, Notice to, action or registration by or filing with any Governmental Authority or any other Person (other than a Governmental Authority), except for the deliverables referenced in Section 6.1(a) and Section 6.2(b) of this Agreement.

Section 4.4             No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of Purchaser, threatened, by or against Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a

Governmental Authority pending or, to the knowledge of Purchaser, threatened against Purchaser, that, in each case, if adversely determined, challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by any of the Transaction Documents.

Section 4.5             No Conflicts. None of the execution and delivery of any of the Transaction Documents, the performance of the obligations contemplated hereby and thereby or consummation of the transactions contemplated hereby and thereby does or will contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, or accelerate the performance provided by, in any respect, (i) any Applicable Law, judgment or decree to which Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is subject or bound or (iii) any term or provision of any of the organizational documents of Purchaser.

Section 4.6             No Broker’s Fees. Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.7             Access to Information. Purchaser acknowledges that it has, as of the Closing Date, (a) reviewed the License Agreements and such other documents and information relating to the Products and Royalty Sub’s Assets, a list of which documents and information is attached hereto as Exhibit 4.7, and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of Seller and certain Counterparties concerning the License Agreements and Royalty Sub’s Assets, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Units in accordance with the terms of this Agreement. Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Units in accordance with the terms of this Agreement.

Section 4.8             Investment Intent. Purchaser understands that the Units are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Units as principal for its own account and not with a view to, or for distributing or reselling the Units or any part thereof in violation of the Securities Act or any applicable state securities laws. Purchaser is acquiring the Units hereunder in the ordinary course of its business. Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Units (or any securities which are derivatives thereof) to or through any person or entity. Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker dealer.

Section 4.9             Purchaser Status. Purchaser was, at the time Purchaser was offered the Units, and is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

Section 4.10           Funds Available. Purchaser has sufficient funds on hand or binding and enforceable commitments to provide it with sufficient funds to satisfy its obligations, in each case, to pay the Purchase Price, and Purchaser has no knowledge and does not reasonably believe, and has not been provided with oral or written notice, that any of its investors are not required or do not intend, for any reason, to satisfy their obligations under such commitments. Purchaser acknowledges and agrees that its obligations under this Agreement are not contingent on obtaining financing. As of the Closing Date, Royalty Opportunities has Six Hundred Million Dollars ($600,000,000) under Management and has specifically reserved Three Million Dollars ($3,000,000) for the payment of the Milestone Payment.

Section 4.11           Full Disclosure.  No representation or warranty made by Purchaser in this Agreement contains an untrue statement of material fact or omits to state a material fact necessary to make such statement, in light of the circumstances in which it was made or omitted, not misleading.

ARTICLE V
COVENANTS

Section 5.1             Seller’s Obligations, Covenants and Agreements under Note Documents, License Agreements, Loan and Security Agreement and Shire APA.

(a)           So long as the Notes are Outstanding, Seller shall remain bound by and in compliance with all obligations under the Purchase and Sale Agreement and, without limiting the generality of the foregoing, shall observe and perform each of its affirmative and negative covenants to Royalty Sub set forth in Sections 6.1 and 6.2 thereof.

(b)           With respect to each Residual License Agreement, so long as the Notes are Outstanding and until the Expiration Date (as defined in such Residual License Agreement) or the earlier termination of such Residual License Agreement in accordance with its terms, Seller shall remain bound by and in compliance with all obligations under the Residual License Agreements and, without limiting the generality of the foregoing, shall observe and perform each of its covenants and agreements set forth in Articles II, III, IV, V and VI thereof.

(c)           So long as the Notes are Outstanding and until the termination of the Servicing Agreement in accordance with its terms or pursuant to Section 7.2, Seller shall remain bound by and in compliance with all obligations under the Servicing Agreement and, without limiting the generality of the foregoing, shall observe and perform each of its covenants and agreements set forth in Article III thereof.

(d)           So long as the Notes are Outstanding, Seller shall remain bound by and in compliance with all obligations under the other Note Documents to which it is a party and, without limiting the generality of the foregoing, shall observe and perform each of its covenants and agreements set forth therein.

(e)           With respect to each License Agreement, so long as the Notes are Outstanding and until the earlier of the expiration of the licenses set forth therein and the termination of such License Agreement in accordance with its terms, Seller shall remain bound by and in compliance with all obligations under such License Agreement and, without limiting the generality of the foregoing, shall observe and perform each of its covenants and agreements set forth therein.

(f)            So long as the Notes are Outstanding and until the earlier of (i) the consummation of the transactions described in Section 7.3(b) and (ii) the execution and delivery of the New Servicing Agreement by all parties thereto, Seller shall remain in compliance with all obligations under the Loan and Security Agreement in accordance with its terms and, without limiting the generality of the foregoing, shall observe and perform each of its covenants and agreements set forth therein in accordance with its terms.

(g)           So long as the Notes are Outstanding and until the earlier of (i) the consummation of the transactions described in Section 7.3(b) and (ii) the execution and delivery of the New Servicing Agreement by all parties thereto, Seller shall remain in compliance with all obligations under the Shire APA in accordance with its terms and, without limiting the generality of the foregoing, shall observe and perform each of its covenants and agreements set forth therein in accordance with its terms.

Section 5.2             Tax Returns. Seller shall timely file or cause to be filed all Tax returns required to be filed with respect to Royalty Sub for the period ending on the Effective Time (the “Stub Filings”). All such Tax returns shall be prepared in a manner consistent with prior practice. Seller shall provide Purchaser with copies of such completed Tax returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and approval. Purchaser and Seller shall attempt in good faith to resolve any disagreements regarding such Tax returns prior to the due date for filing. Following the Closing, Purchaser shall cause to be timely filed all Tax returns required to be filed by Royalty Sub with respect to periods commencing on or after the Effective Time and pay or cause to be paid all Taxes shown due thereon.

Section 5.3             Confidentiality; Public Announcements.

(a)           Purchaser agrees to be bound, as of the Effective Time, by the provisions of the NDA, and Seller and Purchaser acknowledge and agree that their respective obligations under the NDA survive the Closing.

(b)           Seller and Purchaser acknowledge that after execution and delivery of this Agreement, a party to this Agreement may only make a public disclosure regarding the Contemplated Transactions if (i) such disclosure is required by Applicable Law or (ii) both Seller and Purchaser mutually agree to make any such public disclosure. Seller and Purchaser agree that, subsequent to any public disclosure made pursuant to this Section 5.3(b), either party hereto may thereafter disclose any information contained in such public disclosure at any time without the consent of the other party hereto. Notwithstanding the foregoing, Seller and Purchaser acknowledge and agree that Purchaser may, subject to compliance with all Applicable Laws, make disclosures regarding the Contemplated Transactions, including information covered under the NDA, to Purchaser’s Affiliates and its or its Affiliates’ officers, directors, managers (including investment managers), employees, members, partners, equity holders, investors (or potential investors), advisors, lenders, counsel or accountants, in each case, on a need-to-know basis and who are informed of the confidential nature of such information and, subsequent to the initial public offering of the Seller’s securities, if any, informed that they are not permitted to trade in the securities of Seller while such information is not available to the general public.

Section 5.4             Advance Notice of Date that Notes Cease to be Outstanding. Purchaser shall use commercially reasonable efforts to deliver to Seller at least thirty (30) days’, but not more than sixty (60) days’, prior written notice of the date that the Notes shall cease to be Outstanding, together with account details of Purchaser for the payment of Royalty Payments and Replacement Royalty Payments, if any.

Section 5.5             Replacement Royalty Payments. In the event that either License Agreement terminates and Seller, using commercially reasonable efforts, is able to commercialize the relevant Licensed Products either by itself or in an arrangement with one or more third Persons in further licensing of the related Licensed IP (or any portion thereof), as such rights may revert back to the Seller under and subject to the terms and conditions of the relevant License Agreement, in the Indevus Field or the CollaGenex Field, as the case may be, in the Territory, Seller shall, at all times while any of the Notes are Outstanding, make all Replacement Royalty Payments by wire transfer of U.S. Dollars to the Collection Account and, from and after such time as the Notes cease to be Outstanding, make all Replacement Royalty Payments by wire transfer of U.S. Dollars directly to an account of Royalty Sub, the details of which Purchaser shall provide to Seller in writing; provided, however, that with respect to any License Royalties (as defined in Section 3.2 of the Residual License Agreements), Seller shall (a) deliver payment and notice directions to each third Person licensee or sublicensee in order to direct and otherwise provide for, beginning immediately from the effective time of the Parent Sublicense (as defined in Section 2.3 of the Residual License Agreements), such licensee or sublicensee to pay or cause to be paid all Replacement Royalty Payments by wire transfer of U.S. Dollars to the Collection Account and, from and after such time as the Notes cease to be Outstanding, directly to an account of Royalty Sub, the details of which Purchaser shall provide to Seller in writing, and deliver all Notices and reports that relate to such Replacement Royalty Payments and the calculation thereof directly to Purchaser (on Royalty Sub’s behalf) in accordance with the notice information set forth in Section 6.1(f) or as Purchaser otherwise directs Seller in writing. Notwithstanding the terms of such payment and notice direction, (x) if any such licensee or sublicensee makes any payment of License Royalties to Seller or any of its Affiliates, then Seller, promptly, and in any event no later than five (5) Business Days following the receipt by Seller or such Affiliate of such payment, shall remit such payment to the Collection Account and, from and after such time as the Notes cease to be Outstanding, directly to an account of Royalty Sub, the details of which Purchaser shall provide to Seller in writing, and (y) if any such licensee or sublicensee delivers any reports or Notices to Seller or any of its Affiliates, promptly, and in any event no later than five (5) Business Days following the receipt by Seller or such Affiliate of such report or Notice, deliver such report or Notice to Purchaser (on Royalty Sub’s behalf) in accordance with the notice information set forth in Section 6.1(f) or as Purchaser otherwise directs Seller in writing. All payments of License Royalties made to Seller (or any of its Affiliates) shall be held by Seller (or such Affiliate) in trust for the benefit of the Trustee until remitted to the Collection Account or in trust for the benefit of Royalty Sub until remitted to Royalty Sub, as the case may be, and Seller or any of its Affiliates shall have no right, title or interest whatsoever in such amounts and shall not create or suffer to exist any Lien thereon.

Section 5.6             Purchase Price Allocation. Purchaser and Seller hereby agree to treat for U.S. federal income tax purposes the purchase of the Units as a purchase of the Royalty Sub Assets. Purchaser and Seller hereby further agree that for U.S. federal income tax purposes, Purchaser shall be treated as the tax owner of the Royalty Sub Assets and the Licensed IP. Neither Purchaser nor Seller shall take any position for U.S. federal income tax purposes (whether in audits, Tax returns or otherwise) that is inconsistent with such positions unless required to do so by Applicable Law. Purchaser shall prepare an allocation of the Purchase Price (as computed for U.S. federal income tax purposes, including capitalized costs) among the Royalty Sub Assets reasonably in accordance with relative fair market values, which allocation shall be reviewed by Seller. Purchaser shall deliver such allocation to Seller within sixty (60) days after the Closing Date, and such allocation shall be final unless, within thirty (30) days after receiving such allocation Seller notifies Purchaser that it does not agree with such allocation. If Purchaser and Seller cannot agree on the final Purchase Price allocation, they shall select a mutually agreeable Person to determine such final Purchase Price allocation. Purchaser and Seller shall report, act and file Tax returns in all respects and for all purposes consistent with the final Purchase Price allocation. Neither Purchaser nor Seller shall take any position (whether in audits, Tax returns or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Law.

Section 5.7             Reserve For Milestone Payment. At all times prior to the payment of the Milestone Payment, Royalty Opportunities shall specifically reserve Three Million Dollars ($3,000,000) for the payment of the Milestone Payment.

Section 5.8             Licensed IP and License Agreements. So long as the Notes are Outstanding and until the earlier of (a) the consummation of the transactions described in Section 7.3(b) and (b) the execution and delivery of the New Servicing Agreement by all parties thereto, Seller shall not, and shall cause its Affiliates not to, sell, assign, mortgage, pledge, grant a security interest in or upon, encumber or otherwise subject to any Lien any of the Licensed IP, the License Agreements or any of Seller’s rights, benefits, interests or title thereto, therein or thereunder.

ARTICLE VI
CLOSING DELIVERABLES

Section 6.1             Seller’s Closing Deliverables. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(a)           Evidence of Transfer of Record and Beneficial Ownership Interest in Units. Evidence reasonably acceptable to Purchaser that record and beneficial ownership in and to the Units, and in and to any certificate evidencing the Units, is transferred to Purchaser effective at the Effective Time, subject to the Pledge to Trustee.

(b)           Resignation of Royalty Sub’s Manager. The written resignation of Jack A. Khattar in his capacity as Manager of Royalty Sub, in form and substance reasonably satisfactory to Purchaser, effective at the Effective Time and duly executed by such Person.

(c)           Termination of Management Agreement. Evidence of the termination of the Management Agreement, dated April 15, 2008, among Royalty Sub, Jack A. Khattar and David A. Theil, in form and substance reasonably satisfactory to Purchaser, effective at the Effective Time.

(d)           Books and Records. The books and records of Royalty Sub, including: (i) all of the books and records described in Section 8.1 of the Royalty Sub Operating Agreement; and (ii) two (2) copies on CD ROM of all of the documents posted to the Data Room not less than two (2) Business Days prior to the Closing Date and not removed at or prior to the Effective Time (the “CD ROMs”).

(e)           Certificate. An executive officer of Seller shall sign and deliver to Purchaser a certificate dated the Closing Date (i) attaching copies of resolutions of the board of directors of Seller authorizing and approving (A) the Contemplated Transactions and (B) the execution, delivery and performance of this Agreement and all documents and instruments contemplated hereby to be executed by Seller, certified by such officer as true and complete and that such resolutions have not been modified, amended or rescinded and remain in full force and effect at the Effective Time; (ii) setting forth the incumbency of the officer or officers of Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer; (iii) attaching copies, certified by such officer as true and complete, of long-form good standing certificates of the Secretary of State of the State of Delaware, dated within five (5) Business Days of the Closing Date, stating that each of Seller and Royalty Sub is in good standing under the laws of the State of Delaware; and (iv) accompanying the CD ROMs, which shall include, among other documents, the duly executed copies, certified by such officer as true and complete, of each of the Pledge and Security Agreement, License Agreements, Residual License Agreements, Purchase and Sale Agreement, Servicing Agreement, Loan and Security Agreement and Shire APA.

(f)            Notice and Instruction to Counterparties. Evidence, in form and substance reasonably satisfactory to Purchaser, of the delivery to each Counterparty of (i) written notice that, effective as of the Closing Date, Seller has sold, transferred, conveyed and assigned all of its ownership interest in Royalty Sub to Purchaser (which such Counterparty shall keep confidential pursuant to the confidentiality obligations contained in the applicable License Agreement), and (ii) written instruction to, beginning immediately on the Closing Date, send all Notices and reports sent or required to be sent to Seller pursuant to the applicable License Agreement, including the quarterly reports produced by such Counterparty with respect to Royalty Payments and the calculation thereof, to:

TCD Royalty Sub LLC
c/o Royalty Opportunities S.àr.I
65 Boulevard Grande-duchesse Charlotte
L-1331 Luxembourg
Grand-duché de Luxembourg
Attn.: Board of Directors

with a copy to:	OrbiMed Advisors, LLC
767 Third Avenue, 30th Floor
New York, NY 10017

Attn.: Tadd Wessel
Facsimile: (866) 859-4210

(g)           Legal Opinion. The corporate legal opinion of Saul Ewing LLP, counsel to Seller and Royalty Sub, in respect of the Contemplated Transactions, in the form attached hereto as Exhibit B.

(h)           Consent to Sale and Waiver. The consent and waiver of the lenders and collateral agent under the Loan and Security Agreement to, among other things, permit the transfer of the Units, the Licensed IP, all of Seller’s rights and obligations under the License Agreements and all of Seller’s right, title and interest thereto, therein and thereunder, and to waive their rights to add Royalty Sub as a co-borrower and/or guarantor under the Loan and Security Agreement, in the form attached hereto as Exhibit C (the “Consent to Sale and Waiver”).

(i)            Disclosure Schedule. The Disclosure Schedule, in the manner set forth in the introductory paragraph in Article III.

(j)            Other Documents. Any and all other documents, instruments or agreements contemplated by this Agreement or as are reasonably necessary or appropriate to fully consummate the Contemplated Transactions, in each case, in form and substance reasonably satisfactory to Purchaser, duly executed and dated as of the Closing Date.

Section 6.2             Purchaser’s Closing Deliverables. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(a)           Purchase Price. The Upfront Payment, in the manner set forth in Section 2.2.

(b)           Pledge and Security Agreement. The joinder agreement, pursuant to which Purchaser agrees to be bound, as of the Effective Time, by the provisions of the Pledge and Security Agreement as expressly required under Section 6.2(a)(y) of the Purchase and Sale Agreement, in the form attached hereto as Exhibit D (the “Joinder Agreement”).

(c)           Certificate of Reserve for Milestone Payment. Evidence that Purchaser has specifically reserved Three Million Dollars ($3,000,000) for the payment of the Milestone Payment, in form and substance reasonably satisfactory to Seller.

(d)           Other Documents. Any and all other documents, instruments or agreements contemplated by this Agreement or as are reasonably necessary or appropriate to fully consummate the Contemplated Transactions, in each case, in form and substance reasonably satisfactory to Seller, duly executed and dated as of the Closing Date.

ARTICLE VII
ACTIONS TO BE TAKEN UPON THE DATE THAT THE NOTES CEASE TO BE
OUTSTANDING

Section 7.1             Purchaser’s Election. Effective upon the date that the Notes cease to be Outstanding, Purchaser shall elect, and shall use commercially reasonable efforts to provide at least ninety (90) days prior written notice of its election, to either request Seller to obtain a waiver from Shire PLC, in form and substance reasonably satisfactory to Purchaser, from the application of Sections 6.03 and 6.04 to the transactions contemplated in Section 7.3 below and from the requirements thereof in respect of Purchaser (or its designee), the Licensed IP and the License Agreements in furtherance of such transactions (the “Shire Waiver”) and, subject to the receipt thereof, consummate the transactions described in Section 7.3 below or, alternatively, to give effect to Section 7.2 below, provided that Purchaser shall be deemed to have elected to request Seller to obtain the Shire Waiver and, subject to the receipt thereof, consummate the transactions described in Section 7.3 below and not to give effect to Section 7.2 below if: (a) Purchaser fails to provide such prior written notice at least thirty (30) days prior to the date that the Notes cease to be Outstanding; (b) the Servicing Agreement terminates upon a Servicer Termination Event (as defined in the Servicing Agreement), other than the sale, transfer, conveyance and assignment of the Units to Purchaser pursuant to this Agreement, and the Servicer is replaced pursuant to the terms of the Serving Agreement, prior to the date that the Notes cease to be Outstanding; or (c) the Servicing Agreement terminates pursuant to the written agreement of Royalty Sub to the resignation or removal of the Servicer (as consented to in writing by the Trustee), and a successor Servicer accepts in writing the obligations under the Servicing Agreement in accordance with the terms and conditions of the Servicing Agreement, prior to the date that the Notes cease to be Outstanding.

Section 7.2             New Servicing Agreement. If Purchaser elects, in accordance with Section 7.1 above or Section 7.3(c) below, as applicable, to give effect to this Section 7.2, then effective as of the time that the Notes cease to be Outstanding:

(a)           The Servicing Agreement shall immediately terminate (and Purchaser shall cause Royalty Sub to take all such actions as may be required so as to cause the Servicing Agreement to immediately terminate); and

(b)           Purchaser shall, and shall cause Royalty Sub to, execute, deliver and enter into a new servicing agreement (the “New Servicing Agreement”) with Seller with the principal terms and conditions set forth in Exhibit A attached hereto, and Seller shall execute, deliver and enter into the New Servicing Agreement with Purchaser and Royalty Sub (and take all such actions as may be required so as to prevent any disruption of services between the termination of the Servicing Agreement and the effectiveness of the New Servicing Agreement).

(c)           In the event of any inconsistency between any provision contained in this Agreement and any provision contained in the New Servicing Agreement, the provisions contained in this Agreement shall govern and control, provided that, the indemnification provisions set forth in Article VIII hereof shall not be applicable to any claims related to or arising out of a breach of the New Servicing Agreement and the indemnification provisions set forth in Section 8 of the New Servicing Agreement shall not be applicable to any claims related to or arising out of a breach of this Agreement.

Section 7.3             Assignment and Transfer of Licensed IP and License Agreements.

(a)           If Purchaser elects (or is deemed to have elected), in accordance with Section 7.1 above, to request Seller to obtain the Shire Waiver, then Seller shall use its commercially reasonable efforts to obtain the Shire Waiver and, notwithstanding the terms of Section 5.11 of the Servicing Agreement, Seller shall continue to perform its obligations, and Royalty Sub shall continue to have the rights and remedies, set forth in the Servicing Agreement until the later of (i) the termination of the Servicing Agreement in accordance with its terms and (ii) the consummation of the transactions described in Section 7.3(b) below.

(b)           Effective as of the later of the time that (A) the Shire Waiver is obtained and (B) the Notes cease to be Outstanding, Seller shall assign and transfer to Purchaser or Purchaser’s designee (the “Recipient”), and the Recipient shall acquire and assume from Seller, all of the Licensed IP and all of Seller’s rights and obligations under each of the License Agreements and all of Seller’s right, title and interest thereto, therein and thereunder, in each case, free and clear of all Liens, pursuant to mutually agreeable agreements, instruments, certificates and other documents necessary or reasonably requested by Purchaser to consummate such transactions. For the avoidance of doubt, if Purchaser elects (or is deemed to have elected), in accordance with Section 7.1 above, to request Seller to obtain the Shire Waiver and to consummate the transactions described in this Section 7.3(b), there shall be no obligation on the part of Purchaser, Royalty Sub or Seller to execute, deliver and enter into the New Servicing Agreement except as expressly set forth in Section 7.3(c).

(c)           If Seller is unable to obtain the Shire Waiver within fifteen (15) days following Purchaser’s election (express or deemed) to request Seller to obtain the Shire Waiver, then Seller shall so notify Purchaser in writing and Purchaser shall have 15 days following receipt of such notice to elect to agree (or to have such designee agree) in writing to be bound by the terms of Section 6.03 and Section 6.04 of the Shire APA and consummate the transactions described in Section 7.3(b) above (notwithstanding Seller’s failure to obtain the Shire Waiver) or, alternatively, to give effect to Section 7.2 above. If Purchaser elects to agree (or have its designee agree) in writing to be bound by the terms of Section 6.03 and Section 6.04 of the Shire APA, then the Recipient shall promptly execute and deliver to Seller such agreement and effective as of the later of the time that (i) the Recipient executes and delivers such agreement and (ii) the Notes cease to be Outstanding, Seller shall assign and transfer to the Recipient, and the Recipient shall acquire and assume from Seller, all of the Licensed IP and all of Seller’s rights and obligations under each of the License Agreements and all of Seller’s right, title and interest therein, thereto and thereunder, in each case, free and clear of all Liens.

(d)           In the case of any assignment and transfer under this Section 7.3, Purchaser shall, or shall cause its designee to, reimburse Seller for the costs and expenses (including reasonable attorneys’ fees) actually and necessarily incurred in completing any such assignment and transfer.

Section 7.4             License Agreements. As promptly as possible following the date that the Notes cease to be Outstanding:

(a)           Seller shall execute and deliver such consents, directions, documents, certificates, agreements and other instruments and writings and take such actions as may be necessary, including delivering new payment and notice directions from Seller to Counterparties, in order to direct and otherwise provide for Counterparties (or any Person on behalf of Counterparties) to pay or cause to be paid all Royalty Payments directly to an account of Royalty Sub, the details of which Purchaser shall provide to Seller in writing, and to deliver all Notices and reports that relate to such Royalty Payments and the calculation thereof directly to Purchaser (on Royalty Sub’s behalf) in accordance with the notice information set forth in Section 6.1(f) or as Purchaser otherwise directs Seller in writing. Notwithstanding the terms of such payment and notice direction, (x) if any Counterparty (or such other Person) makes any payment of Royalty Payments to Seller or any of its Affiliates, then Seller, promptly, and in any event no later than five (5) Business Days following the receipt by Seller or such Affiliate of such payment, shall remit such payment directly to an account of Royalty Sub, the details of which Purchaser shall provide to Seller in writing, and (y) if any Counterparty (or such other Person) delivers any Notice or report to Seller or any of its Affiliates, then Seller, promptly, and in any event no later than five (5) Business Days following the receipt by Seller or such Affiliate of such Notice or report, deliver such Notice or report to Purchaser (on Royalty Sub’s behalf) in accordance with the notice information set forth in Section 6.1(f) or as Purchaser otherwise directs Seller in writing. All payments of Royalty Payments made to Seller (or any of its Affiliates) shall be held by Seller (or such Affiliate) in trust for the benefit of Royalty Sub until remitted to Royalty Sub and Seller or any of its Affiliates shall have no right, title or interest whatsoever in such amounts and shall not create or suffer to exist any Lien thereon;

(b)           Seller shall execute and deliver such mutually agreeable consents, directions, documents, certificates, agreements and other instruments and writings and take such mutually agreeable actions as may be desirable or reasonably requested by Purchaser; and

(c)           Seller shall deliver to Purchaser (in accordance with the notice information set forth in Section 6.1(f) or as Purchaser otherwise directs in writing) or Purchaser’s designee, at Purchaser’s expense, all records, Notices and reports that relate to the collection or calculation of the Royalty Payments and Replacement Royalty Payments, if any, in each case which Seller possesses, prepares or receives following the date that the Notes cease to be Outstanding.

ARTICLE VIII
INDEMNIFICATION

Section 8.1             Survival of Representations, Warranties and Covenants. For the purposes of this Agreement, the “Survival Period” shall be:

(a)           With respect to each representation and warranty of the parties hereto contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.10, 3.11, 4.1, 4.2, 4.6, 4.8, 4.9 and 4.10 of this Agreement, and any certificate related to such representation and warranty, indefinite;

(b)           With respect to each representation and warranty of the parties hereto contained in Section 3.13 of this Agreement, and any certificate related to such representation and warranty, a period of time commencing on the Closing Date and terminating on the date that is ninety (90) days following the expiration of all relevant statutes of limitations, including any extensions thereof;

(c)           With respect to each other representation and warranty of the parties hereto contained in Articles III and IV of this Agreement, and any certificate related to such representation and warranty, a period of time commencing on the Closing Date and terminating eighteen (18) months thereafter;

(d)           With respect to the covenants of Seller set forth in Section 5.1, a period of time commencing on the Closing Date and terminating at such time specified therein;

(e)           With respect to the other covenants of Seller set forth in Article V and the covenants of Purchaser set forth in Article V, indefinite; and

(f)            With respect to the covenants of Seller and Purchaser set forth in Article VII, a period of time commencing at the Effective Time and terminating one year following the date that the actions by Seller and Purchaser described in Section 7.2 or the actions by Seller and Purchaser described in Section 7.3, as applicable, have been taken.

Section 8.2             Indemnification by Seller. Subject to Section 8.1 and Section 8.4 hereof, Seller hereby indemnifies and holds each of Purchaser and Purchaser’s Affiliates (including, after the Effective Time, Royalty Sub) and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to each Purchaser Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Purchaser Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of:

(a)           any breach of any representation, warranty or certification made by Seller in any of the Transaction Documents or certificates or documents delivered by Seller in writing pursuant thereto;

(b)           any breach of or default under any covenant or agreement by Seller pursuant to any Transaction Document;

(c)           any breach or default under any covenant or agreement by Seller pursuant to any of the Note Documents or License Agreements; or

(d)           any claim by any Person for fees, expenses, costs, liabilities or other amounts incurred or owed by Seller to any brokers, financial advisors or comparable other Persons based upon any agreement or understanding alleged to have been made by any such Person with Seller or any of its Affiliates (or any Person on behalf of Seller or any of its Affiliates) in connection with the Contemplated Transactions.

Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by Seller to such Purchaser Indemnified Party, subject to Sections 8.1, 8.4 and 8.5.

Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be deemed or may be construed to constitute a guaranty by Seller as to the amount of any Royalty Payments or any other payments or income in respect of the Royalty Sub’s Assets or the Residual License Agreements, or of the value of the Royalty

Sub’s Assets or the Residual License Agreements, or a representation or warranty by Seller with respect to the value of the Royalty Sub’s Assets or the Residual License Agreements.

Section 8.3             Indemnification by Purchaser. Subject to Section 8.1 and Section 8.4 hereof, Purchaser hereby indemnifies and holds each of Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees and agents (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by Purchaser in any of the Transaction Documents or certificates or documents delivered by Purchaser in writing pursuant thereto, (ii) any breach of or default under any covenant or agreement by Purchaser pursuant to any Transaction Document, or (iii) any claim by any Person for fees, expenses, costs, liabilities or other amounts incurred or owed by Purchaser to any brokers, financial advisors or comparable other Persons based upon any agreement or understanding alleged to have been made by any such Person with Purchaser or any of its Affiliates (or any Person on behalf of Purchaser or any of its Affiliates) in connection with the Contemplated Transactions. Any amounts due to any Seller Indemnified Party hereunder shall be payable by Purchaser to such Seller Indemnified Party, subject to Sections 8.1, 8.4 and 8.5.

Section 8.4             Limitations on Indemnification.

(a)           Subject to Section 8.4(c) below, neither Seller nor Purchaser shall be obligated to indemnify the Seller Indemnified Parties or the Purchaser Indemnified Parties, respectively, with respect to any Losses as to which such party is otherwise entitled to assert any claim for indemnification, pursuant to Section 8.2 or Section 8.3, unless and until the aggregate amount of the Losses of the Seller Indemnified Parties or the Purchaser Indemnified Parties, as the case may be, pursuant to Section 8.2 or Section 8.3 of this Agreement exceeds One Hundred Thousand Dollars ($100,000) in the aggregate (the “Deductible Amount”); provided, however, that thereafter the indemnifying party shall indemnify the other for any amounts in excess of, and not including, the Deductible Amount. Subject to Section 8.4(c) below, the maximum aggregate cash liability and obligation for any claims or Losses under this Agreement shall be capped at (and not exceed) Four Million Dollars ($4,000,000).

(b)           In calculating the amount of Losses suffered or incurred by the Seller Indemnified Parties or the Purchaser Indemnified Parties, as applicable, or for which indemnification is sought hereunder there shall be deducted (i) amounts actually recovered under any insurance policy or agreement with respect to such Losses and (ii) the amount of any reduction in income Taxes attributable to such Losses which directly or indirectly inures to the benefit of those parties for any Tax year as a result of any such Losses.

(c)           Notwithstanding anything to the contrary in this Agreement, the limitations on indemnity set forth in Section 8.4(a) shall not apply in the case of Losses resulting from (i) any breach of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.10, 3.11, 3.13, 4.l, 4.2 and 4.6 of this Agreement or (ii) fraud, willful misconduct or intentional misrepresentation in the negotiation, execution or performance of this Agreement.

(d)           No party hereto shall have any obligation to indemnify any other party for Losses under this Agreement unless the indemnified party delivers written demand for indemnification in accordance with Section 8.5 before the expiration of the applicable Survival Period; provided, that the obligations of the parties hereto to indemnify any other party for Losses under this Agreement shall not terminate at the end of the applicable Survival Period with respect to any claim for indemnifiable Losses as to which the indemnified party shall have delivered such demand to the indemnifying party before the expiration of the applicable Survival Period.

Section 8.5             Procedures. If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 8.1 or Section 8.3, such indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify such indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that subject to Section 8.4(c), the omission to so notify such indemnifying party will not relieve such indemnifying party from any liability that it may have to any indemnified party under Section 8.1 or Section 8.3 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by such indemnifying party. In case any such action is brought against an indemnified party and it notifies such indemnifying party of the commencement thereof, such indemnifying party will be entitled, at such indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to such indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VIII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel, (b) such indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both such indemnifying party and such indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to such indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, such indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing material obligation or restrictions on any indemnified party.

Section 8.6             Exclusive Remedy. Except as set forth in Section 8.7, or with respect to any claim for fraud or willful misconduct in the negotiation or execution of this Agreement, following the Closing Date, the indemnification afforded by this Article VIII shall be the sole and exclusive remedy for any and all Losses sustained or incurred by either party hereto in connection with the Contemplated Transactions, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document, but excluding any breach of any representation, warranty, covenant or agreement by a party hereto in the New Servicing Agreement, if any, or any agreements, instruments or certificates entered into or otherwise executed and delivered by a party hereto pursuant to Section 7.3, if any.

Section 8.7             Specific Performance. In addition to any other right or remedy to which a party hereto may be entitled at law or in equity, such party shall be entitled to enforce any provisions of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond (except to the minimum extent required by Applicable Law) or other undertaking.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Notices. All Notices shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent, (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt or (e) in the case of any report that is of a routine nature, on the date sent by first class mail or overnight courier, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

If to Seller:	Supernus Pharmaceuticals, Inc. 1550 East Gude Drive Rockville, MD 20850 Attn.: Jack Khattar Facsimile: (301) 424-1364

with a copy (which shall not constitute notice) to:

Saul Ewing LLP 1919 Pennsylvania Avenue, N.W., Suite 550 Washington, DC 20006-3434 Attn.: Mark I. Gruhin, Esquire Facsimile: (202) 295-6719

If to Purchaser:	Royalty Opportunities S.àr.I 65 Boulevard Grande-duchesse Charlotte L-1331 Luxembourg Grand-duché de Luxembourg Attn.: Board of Directors

with a copy to:	OrbiMed Advisors, LLC 767 Third Avenue, 30th Floor New York, NY 10017 Attn.: Tadd Wessel Facsimile: (866) 859-4210

and a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Attn.: Geoffrey E. Secol, Esquire Facsimile: (212) 872-1002

A copy of each Notice given hereunder to any party hereto shall also be given to the other party hereto. Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent Notices shall be sent.

Section 9.2             Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.3             Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 9.4             Amendment.

(a)           The provisions of this Agreement may from time to time be amended, modified, supplemented, restated or waived, if such amendment, modification, supplement, restatement or waiver is in writing and consented to by each of the parties hereto.

(b)           No failure or delay on the part of the Purchaser or the Seller in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Purchaser or the Seller in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Purchaser or the Seller of any term or condition of this Agreement shall, except as may otherwise be stated in such waiver or approval, be deemed to be or construed as a waiver of the same on any future occasion. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)           The Transaction Documents, together with the NDA, contain a final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

Section 9.5             Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

Section 9.6             Binding Effect; Assignability; Survival. This Agreement shall be binding upon and inure to the benefit of the Purchaser and the Seller and their respective successors and permitted assigns. Neither the Seller nor the Purchaser may assign any of its respective rights hereunder or any interest herein without the prior written consent of the other party hereto, except as otherwise herein specifically provided; provided, however, that a Change of Control shall not by itself be deemed an assignment for purposes of this Section 9.6; provided, further, that Purchaser may assign its rights hereunder or its interest herein to an Affiliate without Seller’s prior written consent so long as (i) such Affiliate shall have assumed all of the obligations of Purchaser under this Agreement and (ii) Purchaser shall remain bound by all obligations of “Purchaser” under this Agreement. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree.

Section 9.7             Cumulative Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies. Without limiting the foregoing, each party hereto hereby authorizes the other party hereto at any time and from time to time, to the fullest extent permitted by Applicable Law, to offset any amounts payable by such other party to, or for the account of, such party against any obligations of such party to such other party arising in connection with the Transaction Documents (including amounts payable pursuant to Article VIII) that are then due and payable.

Section 9.8             Consent to Jurisdiction.

(a)           Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Delaware or of the United States federal court sitting in the State of Delaware, and, by execution and delivery of this Agreement, each party hereto consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. Each party hereto irrevocably waives, to the maximum extent permitted by Applicable Law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto. Each party hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by Delaware law.

(b)           If, for the purpose of obtaining a judgment or order in any court, it is necessary to convert a sum due hereunder from U.S. Dollars into another currency, each of the Purchaser and the Seller has agreed, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such party could purchase U.S. Dollars with such other currency using currency exchange rates quoted in New York edition of The Wall Street Journal on the Business Day preceding the day on which final judgment is given.

Section 9.9             Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement as of the day and year first written above.

Seller:

SUPERNUS PHARMACEUTICALS, INC.

	By:	/s/ Jack A. Khattar
		Name:	Jack A. Khattar
		Title:	President and Chief Executive Officer

Signature Page to Unit Purchase Agreement

Purchaser:

ROYALTY OPPORTUNITIES S.àr.I

By:	OrbiMed Advisors LLC, its investment manager

By:	/s/ Samuel D. Isaly
	Name:	Samuel D. Isaly
	Title:	Managing Partner

Signature Page to Unit Purchase Agreement